                                                                      EXHIBIT 11


                            J. RAY MCDERMOTT, S.A.
                            CALCULATION OF EARNINGS
                    PER COMMON AND COMMON EQUIVALENT SHARE
                                  (Unaudited)
              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED



                                                         THREE
                                                        ------
                                                     MONTHS ENDED
                                                   6/30/97   6/30/96
                                                   -------   -------

Net income                                         $ 6,973   $   5,635

Less dividend requirements of preferred stocks      (1,800)     (1,800)
----------------------------------------------------------------------
Net income for primary computation                 $ 5,173   $   3,835
======================================================================

Weighted average number of common
  shares outstanding during the period          40,698,612  40,218,752

Common stock equivalents of stock options
   based on "treasury stock" method                239,967     465,600
----------------------------------------------------------------------

Weighted average number of common
  and common equivalent shares
  outstanding during the period                 40,938,579  40,684,352
======================================================================

Earnings per common and
  common equivalent share (1)                      $  0.13    $   0.09
======================================================================

(1) Earnings per common and common equivalent share assuming full dilution are the same for the period presented.